EXHIBIT (d)(32)

FORM OF

PACIFIC SELECT FUND

FEE SCHEDULE

MFS INVESTMENT MANAGEMENT

(Effective January 1, 2004)

Portfolio: International Large-Cap

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the International Large-Cap Portfolio according to the following calculation:

(a)	0.450% of the first $500 million of the Combined Assets as defined below,
0.400% on the next $500 million of the Combined Assets, plus
0.375% on the next $1 billion of the Combined Assets, plus
0.350% on Combined Assets above $2 billion; multiplied by

(b)	the ratio of the International Large-Cap Portfolio’s average daily net assets over the Combined Assets.

For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the International Large-Cap Portfolio and the average daily net assets of the PF MFS International Large-Cap Fund of Pacific Funds.

Portfolio: Capital Opportunities

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Capital Opportunities Portfolio at an annual rate equal to:

Monthly Sub-Advisory Fee as a % of Average daily net assets:

For the first $300 million	0.400%
On the next $300 million	0.375%
On the next $300 million	0.35%
On the next $600 million	0.325%
Over $1.5 billion	0.25%

All Portfolios:    Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of                     , 2003.

PACIFIC LIFE INSURANCE COMPANY

Attest:		By:

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer

Attest:		By:

Name:	Diane N. Ledger	Name:	Audrey L. Milfs
Title:	Vice President	Title:	Vice President and Secretary

MFS INVESTMENT MANAGEMENT

Attest:		By:

Name:		Name:
Title:		Title:

PACIFIC SELECT FUND

Attest:		By:

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer